CERTIFICATE OF MERGER OF
                           OSAGE COMPUTER GROUP, INC.
                                      INTO
                              PR ACQUISITION CORP.

     The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the name and state of incorporation of each of the constituent corporations fo the merger is as follows:

          Name                     State of Incorporation
PR Acquisition Group.                   Delaware
Osage Computer Group, Inc.              Arizona


     SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of
Section 252 of the General Corporation Law of the State of Delaware.

     THIRD: That the surviving corporation of the merger is PR Acquisition Corp.

     FOURTH: Article 1 of the Certificate of Incorporation of the surviving corporation shall be amended to read as follows:

          "1. The name of the corporation is Osage Computer Group, Inc."

     FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 1661 East Camelback Road, Suite 245, Phoenix, Arizona 85016.

     SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.

     SEVENTH: The authorized capital stock for Osage Computer Group, Inc. is 10,000,000 shares of common stock, no par value per share; and 1,000,000 shares of preferred stock, no par value per share.


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     EIGHTH: The merger shall become effective upon the filing of this
Certificate of Merger with the State of Delaware.

     IN WITNESS WHEREOF, PR Acquisition Corp. has caused the Certificate to be signed by Steven B. Rosner, its authorized officer, this 18th day of December, 1997.

                                   PR ACQUISITION CORP.

                                   By: Steven B. Rosner
                                       ------------------------
                                       TITLE: Chief Executive Officer